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                                   EXHIBIT 11

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                                                                      EXHIBIT 11

                            PREFERRED NETWORKS, INC.

                  COMPUTATION OF PRO FORMA NET LOSS PER SHARE



                                                           Three Months         Three Months
                                                               Ended               Ended
                                                          March 31, 1996       March 31, 1995
                                                          --------------       --------------

Primary and fully diluted:
    Weighted average common stock outstanding during
        the period .....................................       5,269,177          4,138,496
    Series A Redeemable Convertible Preferred Stock
        converted into Common Stock upon consummation
        of initial public offering(1)...................         771,929            771,929
    Effect of Common Stock equivalents issued subsequent
        to December 18, 1994 computed in accordance
        with the treasury stock method as required
        by the SEC(2)...................................       5,103,476          5,103,476
                                                            ------------         ----------

            Total ......................................      11,144,582         10,013,901
                                                            ============         ==========

Net loss ...............................................    $ (1,500,760)        $ (506,790)
Less:  Accretion of Series A and Series B Redeemable
    Convertible Preferred Stock ........................      (1,121,316)             --
Less: Series B Redeemable Convertible Preferred Stock
    dividend requirements ..............................        (353,651)             --
                                                            ------------         ----------
Net loss attributable to Common Stock and Common
    Stock equivalents ..................................    $ (2,975,727)        $ (506,790)
                                                            ============         ==========

Pro forma net loss per share of Common Stock ...........    $       (.27)        $     (.05)
                                                            ============         ==========


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     (1)Pro forma net loss per share reflects securities converted into Common
Stock upon consummation of the initial public offering as if such conversion had occurred at the beginning of fiscal 1995. A portion of Series A Redeemable Convertible Preferred Stock and all of Series B Redeemable Convertible Preferred Stock is excluded here but reflected below as cheap stock.

     (2)Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common Stock equivalents (including a portion of Series A Redeemable Convertible Preferred Stock and all of Series B Redeemable Convertible Preferred Stock and related accrued dividends on Series B) issued at prices equal to or below the initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.